Exhibit 10.1

January 28, 2016

Mark Machulcz

Dear Mark,

We are thrilled to have you be an important member of our NeoGenomics team.  We have exciting opportunities ahead of us, and we look forward to pursuing them with you.

In recognition of your importance to the success our company, we would like to offer you the following:

•	Salary: Your annual base salary will remain at $255,000 per annum; salary increases are evaluated annually based upon performance.

•	Management Incentive Bonus target percentage: 25% (based on Company and Individual performance objectives)

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Stock Options:  You will be granted stock options to purchase up to 50,000 shares of NeoGenomics common stock at an exercise price of $6.69, which is equivalent to the closing price per share at which NeoGenomics stock was quoted on the NASDAQ Bulletin Board on January 28, 2016.    Stock options will vest over a three year period.  A separate Option Agreement is attached.

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Special Retention:  At the end of your Retention Period, you will receive up to $50,000 in Retention Pay.  A separate Retention Agreement will be sent to you in the coming days with the terms and conditions of the Retention Pay.

We will review and discuss your Salary and Management Incentive Plan (“MIP”) with you over the next several weeks.

We appreciate your continued dedication to our Company and we believe that you have great potential to make a significant impact on our future growth.

Doug VanOort

Chairman and CEO

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